Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE dated as of January 15, 2016 is by and among ACE INA Holdings Inc., a corporation organized under the laws of the State of Delaware, (the “Successor Company”), The Chubb Corporation, a corporation organized under the laws of the State of New Jersey (the “Company”), ACE Limited, a company limited by shares (Aktiengesellschaft) under the laws of Switzerland (the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Trust Company, N.A., as successor to Bank One Trust Company, N.A. (formerly The First National Bank of Chicago)), as trustee (the “Trustee”), under the Indenture referred to below.

WHEREAS, the Trustee and the Company are parties to that certain Indenture dated as of October 25, 1989 (the “Indenture”), pursuant to which the Company issued and has outstanding $600,000,000 aggregate principal amount of 5.75% notes due May 15, 2018, $100,000,000 aggregate principal amount of 6.6% debentures due August 15, 2018, $200,000,000 aggregate principal amount of 6.8% debentures due November 15, 2031, $800,000,000 aggregate principal amount of 6% notes due May 11, 2037 and $600,000,000 aggregate principal amount of 6.5% notes due May 15, 2038 (collectively, the “Securities”).

WHEREAS, as permitted by the terms of the Indenture, the Company, simultaneously with the effectiveness of this First Supplemental Indenture, shall merge (referred to herein for purposes of Article IX of the Indenture as the “Merger”) with and into the Successor Company with the Successor Company as the surviving corporation. The parties hereto are entering into this First Supplemental Indenture pursuant to, and in accordance with, Articles VIII and IX of the Indenture.

WHEREAS, as permitted by the terms of the Indenture, the Guarantor, simultaneously with the effectiveness of this First Supplemental Indenture, shall guarantee the Securities on the terms provided for in this First Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee, the Company and the Successor Company hereby agree as follows:

Section 1. Definitions. All capitalized terms used herein that are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

Section 2. Interpretation.

(a) In this First Supplemental Indenture, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any gender includes the other gender;

(iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Section or other subdivision;

(iv) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this First Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this First Supplemental Indenture or the Indenture;

(v) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefor and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefor;

(vi) reference to any Section means such Section of this First Supplemental Indenture; and

(vii) the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b) No provision in this First Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

Section 3. Assumption of Obligations.

(a) Pursuant to, and in compliance and accordance with, Section 9.1 and Section 9.2 of the Indenture, the Successor Company hereby expressly assumes the due and punctual payment of the principal of and interest on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company.

(b) Pursuant to, and in compliance and accordance with, Section 9.2 of the Indenture, the Successor Company succeeds to and is substituted for the Company, with the same effect as if the Successor Company had been named in the Indenture as the Company.

Section 4. The Guarantee.

(a) The Guarantor hereby unconditionally guarantees to each Holder of a Security the due and punctual payment of the principal of, any premium and interest on, and any Additional Amounts (as defined below) with respect to such Security, when and as the same shall become due and payable, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of such Security and of the Indenture. In case of the failure of the Company or the Successor Company punctually to pay any such principal, premium, interest, or Additional Amounts, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at maturity, upon acceleration, redemption, repayment or otherwise, and as if such payment were made by the Company.

(b)(i) All payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the Securities shall be made by the Guarantor without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges, of whatever nature imposed or levied by or on behalf of the Cayman Islands, Bermuda or Switzerland (each, a “Taxing Jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (i) the laws (or any regulations or ruling promulgated thereunder) of a Taxing Jurisdiction or any political subdivision or taxing authority thereof or therein or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a Taxing Jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, the Guarantor shall, subject to certain limitations and exceptions set forth below, pay to the Holder of any such Security such additional amounts (“Additional Amounts”) as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such Holder, after such withholding or deduction, shall not be less than the amount provided for in such Security and the Indenture to be then due and payable; provided, however, that the Guarantor shall not be required to make payment of such Additional Amounts for or on account of:

(A) any tax or governmental charge which would not have been imposed but for the fact that the Holder: (I) was a resident of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant Taxing Jurisdiction or otherwise had some connection with the relevant Taxing Jurisdiction other than the mere ownership of, or receipt of payment on, such Security; (II) presented such Security for payment in the relevant Taxing Jurisdiction, unless such Security could not have been presented for payment elsewhere; or (III) presented such Security for payment more than 30 days after the date on which the payment became due unless the Holder would have been entitled to such Additional Amounts if it had presented such Security for payment within the 30-day period;

(B) any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge;

(C) any tax or other governmental charge that is imposed or withheld because of failure by the Holder of this Note to comply with any reasonable request by the Guarantor addressed to the Holder (I) to provide information concerning the nationality, residence or identity of the Holder or that of the beneficial owner of such Security; or (II) to make any claim or satisfy any information or reporting requirement, which in either case is required by the relevant Taxing Jurisdiction as a precondition to exemption from all or part of the tax or other governmental charge;

(D) any tax imposed on payments on such Security under sections 1471 through 1474 of the U.S. Internal Revenue Code of 1956, as amended (the “Internal Revenue Code”), any current or future regulations thereunder and official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code; or

(E) any combination of items (A), (B), (C) or (D) above.

nor shall Additional Amounts be paid with respect to any payment of the principal of or premium, if any, interest or any other amounts on, any such Security to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such Security to the extent such payment would be required by the laws of the relevant Taxing Jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts had it been the Holder of the Security.

(ii) Whenever in the Indenture or this First Supplemental Indenture there is mentioned, in any context, the payment of the principal of or any premium, interest or any other amounts on, or in respect of any Security, such mention shall be deemed to include mention of the payment of Additional Amounts provided by the terms of this Fist Supplemental Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to such terms, and express mention of the payment of Additional Amounts (if applicable) in any provision hereof shall not be construed as excluding the payment of Additional Amounts in those provisions where such express mention is not made.

(iii) At least 10 days prior to the first interest payment date with respect to a series of Securities, and at least 10 days prior to each date of payment of principal or interest if there has been any change with respect to the matters set forth in the below-mentioned Guarantor’s Officer’s Certificate, the Guarantor shall furnish to the Trustee and the principal paying agent or paying agents, if other than the Trustee, a certificate signed by the Chairman of the Guarantor’s Board of Directors, a Vice Chairman, the President, the Chief Financial Officer, the Chief Investment Officer, the Chief Accounting Officer, the General Counsel or the Secretary of the Guarantor, that complies with the requirements of Section 314(e) of the Trustee Indenture Act (a “Guarantor’s Officer’s Certificate”) instructing the Trustee and such paying agent or paying agents whether such payment of principal of and premium, if any, interest or any other amounts on the Securities of such series shall be made to Holders of Securities of such series without withholding for or on account of any tax, fee, duty, assessment or other governmental charge described in this Section 4(b). If any such withholding shall be required, then such Guarantor’s Officer’s Certificate shall, specify by Taxing Jurisdiction the amount, if any, required to be withheld on such payments to such Holders of Securities, and the Guarantor agrees to pay to the Trustee or such paying agent the Additional Amounts required by this Section 4(b). The Guarantor covenants to indemnify the Trustee and any paying agent for, and to hold them harmless against, any loss, liability or expense reasonably incurred without negligence or willful misconduct on their part arising out of or in connection with actions taken or omitted by any of them in reliance on any Guarantor’s Officer’s Certificate furnished pursuant to this Section 4(b)(ii).

(c) The Guarantor hereby agrees that its obligations hereunder shall be as principal and not merely as surety, and shall be absolute, irrevocable and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any Security, this First Supplemental Indenture or the Indenture, any failure to enforce the provisions of any Security, this First Supplemental Indenture or the Indenture, or any waiver, modification, consent or indulgence granted with respect thereto by the Holder of such Security or the Trustee, the recovery of any judgment against the Company or the Successor Company or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger, insolvency or bankruptcy of the Company or the Successor Company, any right to require a proceeding first against the Company or the Successor Company, protest or notice with respect to any such Security or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the principal of, any premium and interest on, and any Additional Amounts required with respect to, the Securities and the complete performance of all other obligations contained in the Securities. The Guarantor further agrees, to the fullest extent that it lawfully may do so, that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 5.1 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or prohibition extant under any bankruptcy, insolvency, reorganization or other similar law of any jurisdiction preventing such acceleration in respect of the obligations guaranteed hereby.

(d) This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment on any Security, in whole or in part, is rescinded or must otherwise be restored to the Company, the Successor Company or the Guarantor upon the bankruptcy, liquidation or reorganization of the Company, the Successor Company or otherwise.

(e) The Guarantor shall be subrogated to all rights of the Holder of any Security against the Company or the Successor Company in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of, any premium and interest on, and any Additional Amounts and sinking fund payments required with respect to, all Securities shall have been paid in full.

(f) As a separate and alternative stipulation, the Guarantor unconditionally and irrevocably agrees that any sum expressed to be payable by the Company or the Successor Company under the Securities but which is for any reason (whether or not now known or becoming known to the Company, the Successor Company the Guarantor, the Trustee or any Holder of any Security) not recoverable from the Guarantor on the basis of a guarantee will nevertheless be recoverable from it as if it were the sole principal debtor and will be paid by it to the Trustee on demand. This indemnity constitutes a separate and independent obligation from the other obligations in this First Supplemental Indenture, gives rise to a separate and independent cause of action and will apply irrespective of any indulgence granted by the Trustee or any Holder of any Security.

Section 5. Representations and Warranties.

(a) The Successor Company represents and warrants that (i) it has all necessary power and authority to execute and deliver this First Supplemental Indenture and to perform the Indenture, (ii) that it is the successor of the Company pursuant to the Merger effected in accordance with applicable law, (iii) that it is a corporation organized and existing under the laws of the State of Delaware, (iv) that both immediately before and after giving effect to the Merger and this First Supplemental Indenture, no Default or Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing and (v) that this First Supplemental Indenture is executed and delivered pursuant to Section 8.1(b) and Article IX of the Indenture and does not require the consent of the Securityholders.

(b) The Guarantor represents and warrants that (i) it has all necessary power and authority to execute and deliver this First Supplemental Indenture, (ii) that it is a company limited by shares (Aktiengesellschaft) under the laws of Switzerland and (iii) that this First Supplemental Indenture is executed and delivered pursuant to Section 8.1(d) of the Indenture and does not require the consent of the Securityholders.

Section 6. Conditions of Effectiveness. This First Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

(a) the Trustee shall have executed a counterpart of this First Supplemental Indenture and shall have received one or more counterparts of this First Supplemental Indenture executed by the Company, the Successor Company and the Guarantor;

(b) the Trustee shall have received an Officers’ Certificate stating that (i) this First Supplemental Indenture complies with the requirements of Article VIII of the Indenture; and (ii) in the opinion of the signers, all conditions precedent, if any, provided for in the Indenture relating to the Merger and this First Supplemental Indenture have been complied with;

(c) the Trustee shall have received an Opinion of Counsel to the effect that (i) all conditions precedent provided for in the Indenture relating to the Merger and this First Supplemental Indenture have been complied with; (ii) this First Supplemental Indenture complies with the requirements of Article VIII of the Indenture and is authorized or permitted by, and conforms to, the terms of Article VIII of the Indenture; (iii) it is proper for the Trustee, under the provisions of Article VIII of the Indenture, to join in the execution of this First Supplemental Indenture; and (iv) the Merger and the assumption by the Successor Company under this First Supplemental Indenture comply with the provisions of Article IX of the Indenture; and

(d) the Successor Company and the Company shall have duly executed and filed with the Secretaries of State of the States of Delaware and New Jersey Certificates of Merger in connection with the Merger.

Section 7. Reference to the Indenture.

(a) Upon the effectiveness of this First Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(b) Upon the effectiveness of this First Supplemental Indenture, each reference in the Debt Securities to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

(c) The Indenture, as amended and supplemented hereby shall remain in full force and effect and is hereby ratified and confirmed.

Section 8. Execution in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

Section 9. Governing Law; Binding Effect. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

Section 10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Company or the Successor Company. The recitals of fact contained herein shall be taken as the statements solely of the Company or the Successor Company, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture. In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 11. Submission to Jurisdiction. The Company, the Successor Company and the Guarantor each agrees that any judicial proceedings instituted in relation to any matter arising under the Indenture, this First Supplemental Indenture or the Securities may be brought in any United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York to the extent that such court has subject matter jurisdiction over the controversy, and, by execution and delivery of this First Supplemental Indenture, the Company, the Successor Company and the Guarantor each hereby irrevocably accepts, generally and unconditionally, the jurisdiction of the aforesaid courts, acknowledges their competence and irrevocably agrees to be bound by any judgment rendered in such proceeding. The Company, the Successor Company and the Guarantor each also irrevocably and unconditionally waives for the benefit of the Trustee and the Holders of the Securities any immunity from jurisdiction and any immunity from legal process (whether through service or notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) in respect of the Indenture and this First Supplemental Indenture. The Company, the Successor Company and the Guarantor each hereby irrevocably designates and appoints for the benefit of the Trustee and the Holders of the Securities for the term of the Indenture and this First Supplemental Indenture ACE Group Holdings, Inc., 1133 Avenue of the Americas, 32nd Floor, New York, New York 10036, as its agent to receive on its behalf service of all process (with a copy of all such service of process to be delivered to the General Counsel and Secretary, ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland) brought against it with respect to any such proceedings in any such court in The City of New York, such service being hereby acknowledged by each of the Company, the Successor Company and the Guarantor to be effective and binding service on it in every respect whether or not the Company, the Successor Company or the Guarantor, as the case may be, shall then be doing or shall have at any time done business in New York. Such appointment shall be irrevocable so long as any of the Securities or the respective obligations of the Company, the Successor Company and the Guarantor under the Indenture or this First Supplemental Indenture remain outstanding, or until the appointment of a successor by the Company, the Successor Company or the Guarantor, as the case may be, and such successor’s acceptance of such appointment. Upon such acceptance, the Company, the Successor Company or the Guarantor, as the case may be, shall notify the Trustee of the name and address of such successor. The Company, the Successor Company and the Guarantor each further agrees for the benefit of the Trustee and the Holders of the Securities to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of said ACE Group Holdings, Inc. in full force and effect so long as any of the Securities or the respective obligations of the Company, the Successor Company and the Guarantor under the Indenture or this First Supplemental Indenture shall be outstanding. The Trustee shall not be obligated and shall have no responsibility with respect to any failure by the Company, the Successor Company or the Guarantor to take any such action. Nothing herein shall affect the right to serve process in any other manner permitted by any law or limit the right of the Trustee or any Holder to institute proceedings against the Company, the Successor Company or the Guarantor in the courts of any other jurisdiction or jurisdictions.

Section 12. Waiver of Jury Trial. EACH OF THE COMPANY, THE SUCCESSOR COMPANY, THE GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 13. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.

THE CHUBB CORPORATION

By:	/S/ KENNETH KOREYVA
Name:	Kenneth Koreyva
Title:	President and Treasurer

ACE INA HOLDINGS INC.

By:	/S/ KENNETH KOREYVA
Name:	Kenneth Koreyva
Title:	Chief Financial Officer

ACE LIMITED

By:	/S/ PHILIP V. BANCROFT
Name:	Philip V. Bancroft
Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST
COMPANY, N.A., not in its individual capacity, but solely as Trustee

By:	/S/ TERESA PETTA
Name:	Teresa Petta
Title:	Vice President

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